Exhibit 99.1

For Immediate Release:

RENT-A-CENTER, INC. APPOINTS RISHI GARG TO BOARD OF DIRECTORS

Plano, Texas, March 10, 2016 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII) today announced that Rishi Garg has been appointed to its Board of Directors.

“Rishi’s extensive experience in technology-enabled services, emerging financial technology, and digital media will provide an important perspective to our board as we continue to expand our own technology and e-commerce initiatives,” stated Robert D. Davis, Chief Executive Officer of the Company. “We are excited to have Rishi Garg join our Board of Directors,” Davis said.

“Rent-A-Center has established itself as a leader in its industry,” said Mr. Garg.  “I am very pleased to be joining the Board of Directors and I look forward to working with Robert and the rest of the Board and management team to build on the brand’s strength and enhance shareholder value,” he concluded.

Mr. Garg comes to Rent-A-Center with over fifteen years of experience in the technology sector having most recently served as Vice President of Corporate Development and Strategy at Twitter, Inc.  Earlier, Rishi served as the Head of Corporate Development at Square, and prior to that co-founded and served as Vice President, Business Development at FanSnap. He holds a B.A. in Economics and an M.S. in Industrial Engineering and Engineering Management from Stanford University, and earned his M.B.A at the Harvard Business School.

Mr. Garg was appointed by the Board of Directors to fill a vacancy on the Board of Directors and will serve as a Class III director until the Company’s 2018 annual meeting of stockholders.

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A rent-to-own industry leader, Plano, TX-based Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,815 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,975 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 225 rent-to-own stores operating under the trade names of “Rent-A-Center,” “ColorTyme,” and “RimTyme.” For additional information about the Company, please visit our website at www.rentacenter.com.

Contact for Rent-A-Center, Inc.:

Maureen B. Short

Senior Vice President - Finance, Investor Relations and Treasury

(972) 801-1899

maureen.short@rentacenter.com